Exhibit 10.13

Employment Agreement

between

AGCO International GmbH, Victor von Bruns-Strasse 17, 8212 Neuhausen am Rheinfall, Switzerland
"Employer"

and

Dr. Richard Robinson Smith, Leerbachstrasse 12a, 60322 Frankfurt am Main, Germany
"Employee"

collectively, the "Parties"
and each individually, a "Party"

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Recitals

A.
AGCO International GmbH is a limited liability company, duly incorporated and existing under the laws of Switzerland (company number: CH-290.4.015.865-8; "Employer"). The Employer is a part of the AGCO-group of companies ("Group"), of which AGCO Corporation ("AGCO"), a Delaware company headquartered in Duluth, Georgia/USA, is the ultimate parent company and listed at the New York Stock Exchange (NYSE: AGCO).

B.	Dr. Richard Robinson Smith (aka Dr. Rob Smith), a citizen of Germany and the USA, born on 13 June 1965, is an executive with his ordinary residence currently in Germany ("Employee").

C.
Since the Employee shall be based in Switzerland, the Employer and the Employee desire to enter into this Swiss law governed employment agreement, to record the terms and conditions for the provision of advice and services by the Employee for and on behalf of the Employer and the Group within Switzerland and in certain countries of the world, upon the terms and conditions set forth herein.

Now, therefore, the Parties hereto agree on the terms and conditions of the Employee's employment and certain other matters as follows ("Agreement"):

1.	Conditions of Effectiveness of the Agreement

1.1
This Agreement will only become effective and binding upon the Parties, if all of the following conditions precedent (qualifying as "aufschiebende Bedingungen" in the sense of Article 151 et seq. of the Swiss Code of Obligations) are satisfied in full:

(i)	The Employee obtains a valid residence permit and work permit, if required, for Switzerland allowing him to reside and to start working for Employer in Switzerland; and

(ii)
the Employee is not or no longer bound by any obligations, legal or otherwise, towards his former employer or employers or other third parties, which would adversely affect the Employee's ability to provide his services under the Agreement.

1.2
The Employee, with the support of the Employer as may be required, shall apply for the necessary residence permit and work permit, if required, for the Employee; whereby the Employer does not represent or warrant the receipt or a specific time of receipt, if any, of such permit(s).

1.3	To the extent permitted by law, any liability of Employer is expressly excluded in case the conditions in Section 1.1 are not or not timely satisfied.

2.	Commencement of Employment

2.1	Provided that the Agreement becomes effective pursuant to Section 1 hereof, the employment shall commence as soon as possible following 30 April 2013 ("Commencement Date").

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2.2
Provided that the Agreement becomes effective pursuant to Section 1 hereof and in case the Employee will, for any reason, start to work for Employer only at a date after 02 May 2013, the Commencement Date shall be the first actual day of work of Employee.

3.	Position, Place of Work

3.1
The Employee shall be appointed and employed by the Employer as of the Commencement Date, in the position of Senior Vice President and General Manager EAME and managing officer of Employer ("Geschäftsführer"). The Employee will report to Mr. Martin Richenhagen, Chairman, President and CEO of AGCO, or to those executive officers who are assigned to this position by the Board of Directors of AGCO from time to time. At all times during the term of this Agreement, the Employee shall perform those duties and exercise such powers which are from time to time assigned to or vested in the Employee by the Board of Directors of AGCO or the CEO of AGCO, the executive officer to whom the Employee reports or that are listed in the relevant work description or in internal regulations of the Employer.

3.2
During the term of employment the Employee shall, if so requested, and without additional compensation, accept appointment as a member of the board of directors or as a managing officer of the Employer and/or any of its subsidiary, sister, and parent companies and affiliates within the Group.

3.3
The Employee's principal place of work shall be at the Employer's offices or such other premises as the Employer may use from time to time. Notwithstanding the principal place of work, the Employee's duties require the Employee to regularly travel on business for the Employer and/or the Group to other locations both in Switzerland and abroad. Such travel may include, when reasonably required, weekends and public holidays without additional compensation or grant of extra time off.

4.	Remuneration

4.1
The base salary shall be CHF 550,000.00 (five hundred fifty thousand Swiss Francs) gross p.a. (pro rata), payable by wire transfer and in Swiss Francs only, in 12 equal monthly installments one month in arrears on or around the last calendar day in the respective month ("Base Salary"). No adjustments to the Base Salary will be made for changes in exchange rates.

4.2
The Base Salary shall be the remuneration for regular working time, as is customary given the Employee's high-level management position, overtime ("Überstunden"), excess-overtime ("Überzeit"), and any other time used for service(s) rendered by the Employee for the Employer and/or the Group.

4.3
The Employer shall deduct from the Base Salary all social security charges, the pension plan contributions of the Employee pursuant to Section 12 and any other charges and/or taxes due under applicable law.

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4.4
The Employer shall annually consider, for the first time as per 01 April 2014, performance based merit increases in the Base Salary. The performance based merit increase of the Base Salary will be at the sole discretion of the Employer in compliance with the Employer's and/or the Group's corporate governance and compensation guidelines and policies.

4.5
For the sake of clarity and subject to the applicable tax laws, the Employee’s remuneration, short and long term incentive compensation ("Gratifikation"), and all other payments received by the Employee as per this Employment Agreement constitute income from Switzerland.

5.	Incentive Compensation ("Gratifikation")

5.1	Short Term Incentive Compensation

5.1.1
Provided that the Employee has duly performed and continues to duly perform his obligations pursuant to this Agreement to the satisfaction of the Employer, the Employee shall be entitled to participate in the Employer's or the Group's Management Incentive Plan or similar ("Plan") at a target level of 90% of the Base Salary, subject to the terms and conditions of such Plan as communicated by Employer or any Plan administrator from time to time. The Employee acknowledges and agrees that the Employer or any Plan administrator may unilaterally amend or change the Plan from time to time or discontinue any Plan at any time, subject to the terms and conditions thereof. Any incentive or bonus payment (as a "Gratifikation" pursuant to Article 322d of the Swiss Code of Obligations) under such Plan shall be paid-out at such times as such payments are customarily made by the Employer or any Plan administrator. The Employer shall deduct from any incentive or bonus payment under such Plan the social security charges and any other charges and/or taxes due under applicable law.

5.1.2
As an exception to Section 5.1.1 and for the year 2013 only, a pro rata bonus payment as of the Commencement Date ("Gratifikation" pursuant to Article 322d of the Swiss Code of Obligations) at a target level of 90% of the Base Salary p.a. or actual attainment (if such attainment is greater than the target level) pursuant to the Incentive Compensation Plan 2013 is guaranteed to the Employee, provided that the Employee is still employed by the end of 2013 and neither the Employer nor the Employee has given notice before the end of 2013 pursuant to Section 15.1. For the avoidance of doubt and provided that a notice of termination of one Party pursuant to Section 15.1 has been received by the other Party before 01 January 2014, the Parties acknowledge and agree that no payment pursuant to this Section 5.1.2 is owed in case the Severance Payment pursuant to Section 17 should become due.

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5.2	Long Term Incentive Compensation

5.2.1
Provided that the Employee has duly performed and continues to duly perform his obligations pursuant to this Agreement to the satisfaction of the Employer and in addition to the Employer's or the Group's Plan as per Section 5.1.1, the Employee shall be entitled to participate in the Employer's or the Group's Long Term Incentive Plan or similar ("Long Term Plan"), subject to the terms and conditions of such Long Term Plan as communicated by Employer or any Long Term Plan administrator from time to time. At present, the Long Term Plan is the AGCO Corporation 2006 Long-Term Incentive Plan (as restated and amended). The Employee acknowledges and agrees that the Employer or any Long Term Plan administrator may unilaterally amend or change the Long Term Plan from time to time or discontinue any Long Term Plan at any time, subject to the terms and conditions thereof. Any incentive or bonus payment (as a "Gratifikation" pursuant to Article 322d of the Swiss Code of Obligations) under such Long Term Plan shall be paid-out at such times as such payments are customarily made by the Employer or any Long Term Plan administrator under the Long Term Plan. The Employer shall deduct from any incentive or bonus payment under such Long Term Plan the social security charges and any other charges and/or taxes due under applicable law.

5.3	Pro rata grants under running performance cycles under the Long Term Plan

5.3.1
At present, but subject to the right of Employer or any Long Term Plan administrator to unilaterally amend, change or discontinue the Long Term Plan as per Section 5.2.1, the Employee shall receive either determined or determinable pro rata grants under running performance cycles, as outlined in the exhaustive list in Sections 5.3.3 through 5.3.5 hereof, under the different award types currently in place under the Long Term Plan. The current award types under the Long Term Plan are:

(i)	Performance Shares ("PS") Agreement with a performance period of three years;

(ii)	Stock Appreciation Rights ("SARs") Agreement with a performance period of four years;

(iii)	Margin Improvement Performance Share ("MGIP") Agreement with a performance period of approx. five years.

5.3.2	The currently running performance cycles for PS and SARs under the Long Term Plan are

(i)	the plan cycle 2011-2013 ("2011 Cycle"); and

(ii)	the plan cycle 2012-2014 ("2012 Cycle"); and

(iii)	the plan cycle 2013-2015 ("2013 Cycle").
The MGIP, under which PS may be earned, is a one-time, non-recurring element under the Longer Term Plan and, therefore, not part of a cycle.

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5.3.3
Subject to Section 5.3.6, the Employee shall receive the following target number of PS, to be pro rated as of the Commencement Date, pursuant to the Performance Shares Agreements in place for other participants under the Long Term Plan:

(i)	2011 Cycle: 10,100 PS (ten thousand one hundred PS); plus

(ii)	2012 Cycle: 15,700 PS (fifteen thousand seven hundred PS); plus

(iii)	2013 Cycle: 15,400 PS (fifteen thousand four hundred PS).

5.3.4
Subject to Section 5.3.6, the Employee shall receive the following, determined number of SARs pursuant to the Stock Appreciation Rights Agreements in place for other participants under the Long Term Plan:

(i)	2011 Cycle: 2,494 SARs (two thousand four hundred ninety four SARs); plus

(ii)	2012 Cycle: 7,733 SARs (seven thousand seven hundred thirty three SARs); plus

(iii)	2012 Cycle: 11,800 SARs (twelve thousand eight hundred SARs).

5.3.5
Subject to Section 5.3.6, the Employee shall receive the following the following, determined target number of MGIP PS pursuant to the Margin Improvement Performance Share Agreements in place for other participants under the Long Term Plan:

(i)	4,152 PS (four thousand one hundred fifty two PS).

5.3.6	The Employee acknowledges and agrees that all grants of PS, SARs and MGIP PS as per Sections 5.3.3 through 5.3.5 hereof are

(i)	subject to the approval by the AGCO Compensation Committee; and

(ii)	subject to the terms and conditions of the Long Term Plan and to the terms and conditions as provided for in the standard award agreements for the PS, the SARs and the MGIP.

5.3.7	By way of example, the following calculation explains the computation of a pro rata grant:
Assumed Commencement Date:     01 June 2013
2011 Cycle pro rata period for PS:    7/36
2011 Cycle target number of PS:    10,100 PS
Assumed goal achievement:    200%
PS award:    10'100 x 7/36 x 2 = 3,928 PS (rounded up)

5.4	Other Extraordinary Payments

5.4.1
Save for Sections 5.1.1 through 5.3.7 above and unless otherwise expressly agreed upon in writing, the payment of any other gratuities, bonuses, profit shares, premiums or other extraordinary payments will be on a purely voluntary basis and subject to the provision that even repeated payments without the explicit repetition of such

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reservation shall and will not create any claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

6.	Expenses
The Employer will reimburse the Employee for all expenses, such as air travel, rental car, hotel accommodation costs etc., and other business related costs, provided that they were reasonably incurred by the Employee when promoting the business of the Employer and in performing services hereunder and are accounted for in accordance with the policies and procedures established by the Employer from time to time.

7.	Company Car

7.1
The Employer will grant to the Employee a company car for business and private use for the Senior Vice President Level with all expenses paid (i.e., including insurance premiums, fees, spare parts, maintenance, repairs and fuel). The Employee acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law resulting from the benefit of the private use of the company car and that the Employer shall deduct the social security charges and any other charges and/or taxes due under applicable law in relation to the private use of the company car from Employee's Base Salary.

7.2
The Employee confirms and warrants that Employee will fully comply with any restrictions of use and other regulations as per the leasing agreement (e.g., as to additional drivers) between the Employer and the lessor. A copy of the leasing agreement will be handed over to the Employee as soon as available.

8.	Housing Costs / Travel to Secondary Residence

8.1
The Employer will reimburse the Employee the reasonable costs for temporary living in Switzerland for a 60-day-period (maximum). The Employee acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such costs for temporary living and that the Employer shall deduct the social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such costs for temporary living from Employee's Base Salary.

8.2
The Employer will reimburse the reasonable housing costs for a primary residence of the Employee in Switzerland. The Employee acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law in relation to such reasonable housing costs and that the Employer shall deduct the social security charges and any other charges and/or taxes due under applicable law in relation to the reasonable housing costs for a primary residence from Employee's Base Salary.

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8.3
The Employer will provide reimbursement of the reasonable costs for travel to the secondary residence of Employee in Germany, if any. The travel to the secondary residence in Germany should be planned in conjunction with business trips when possible. The Employee acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such costs for travel to his secondary residence in Germany and that the Employer shall deduct the social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such costs for travel to his secondary residence in Germany from Employee's Base Salary.

9.	Hours of Work
The hours of work are such as may be required for the proper performance of the Employee's duties, normally between 8 a.m. and 6 p.m. (excluding breaks), and at such other times as may be appropriate without any additional remuneration or the grant of extra time off or other compensation.

10.	Employee's General Obligations

10.1
The Employee shall faithfully and diligently perform his tasks, in compliance with the instructions given to him by Mr. Martin Richenhagen, Chairman, President and CEO of AGCO, the Board of Directors of AGCO and/or the managing officer(s) of the Employer.

10.2
The Employee shall devote his full working time to the Employer and shall not undertake other professional activities, whether paid or unpaid, and/or accept other employments, positions, or any corporate function (e.g. board membership) during the term of this Agreement, except as provided for in this Agreement or as disclosed and accepted at the time this Agreement is entered into. The Employee must obtain the written approval of the Employer before acceptance of such position. The Employer is free to decline giving such written approval without an obligation to state reasons. The Employer is aware that the Employee is (i) a member of the board of directors of the Förderverein State International School Seeheim since 2005, (ii) a member of the dean's advisory board of WHU Graduate School of Management since 2008, (iii) a member of the board of directors of the American Chamber of Commerce in Germany from 2003-2005 and again since 2010, and (iv) the president of the advisory council, USO Rhein Main area since 2012. The Employer approves these activities of Employee.

10.3	Before accepting any political office or engaging in any other activity in the public interest (e.g., charity work), the Employee must seek the opinion of the Employer.

11.	Incapacity to Work (Sick Pay / Pay in case of Accident)

11.1
Should the Employee be incapacitated due to illness, accident or the like to perform his duties under this Agreement, the Employee shall notify the Employer immediately and shall provide a medical certificate evidencing such incapacity. The Employer

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reserves the right to require the Employee, at any time, to undergo a medical examination conducted by the Employer's medical doctor, at the Employer's expense, and to provide a medical certificate. The Employee hereby authorizes such medical doctor to disclose and discuss with the Employer the results of its examination relating to the Employee's incapacity to work.

11.2	During absence from work due to illness, accident or the like, the Employee shall be paid in accordance with the regulations as per the sick pay insurance and/or accident insurance in place.

11.3	The Employer will pay the full insurance premiums for sick pay coverage and accident insurance premiums for occupational and non-occupational accident.

12.	Pension and Capital Plan (2nd Pillar / "BVG")

12.1	Pension Plan for Base Salary

12.1.1	The Employee is required to join the pension plan of the Employer. Affiliation, membership and coverage are governed by the relevant regulations, a copy of which will be handed over to the Employee.

12.1.2
The Employer and the Employee shall pay the contributions to the pension plan for the Base Salary pursuant to the choice of Employee as per the form outlining the options for the employee retirement credits. As per Section 4.3 hereof, the Employee's contributions will be deducted from the monthly salary payment.

12.1.3	The Employee shall be vested in the Employer's pension plan as of the Commencement Date (e.g., for vested benefits transferred to the pension fund), subject to the relevant pension plan regulations.

12.2	Capital Plan for Incentive or Bonus Payments

12.2.1
Incentive or bonus payments in cash, if any, will be covered under an additional capital plan ("Capital Plan"), subject to the Capital Plan. A copy of the Capital Plan will be handed over to the Employee.

12.2.2
The Employer will pay the full contributions for the pension portion under the Capital Plan. The Employee will pay the full contributions for the disability and the survivor benefits under the Capital Plan. As per Section 4.3 hereof, the Employee's contributions will be deducted from the monthly salary payment.

12.2.3
Under the Capital Plan, the contributions will be transferred to the provider of the Capital Plan. For the purpose of this Section 12.2.3, however, the accumulated account balance (with returns) of the Employee under the Capital Plan shall vest over 10 years at 1/10th per year of service (pro rata). The accumulated account balance (with returns) will be fully vested in the calendar month, in which the Employee reaches the 58th year of one's life; i.e., in June 2023 at the earliest or at such later date depending on the Commencement Date. Provided that, the Employee should

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ordinarily terminate the Agreement pursuant to Section 15.1 with an effective date prior to the end of the calendar month, in which the Employee reaches the 58th year of one's life, or provided that the Employer should terminate the Agreement for just cause ("wichtige Gründe") pursuant to Article 337 Swiss Code of Obligations, the Employee is obligated to pay the Employer a sum in the amount of the non-vested portion of the accumulated account balance under the Capital Plan (with returns) as per the effective termination date of this Agreement. If the Employee owes such sum to the Employer, such sum will be due and payable as of the effective date of the termination. For the avoidance of doubt, the Employee is under no obligation to pay such sum if the Employer should ordinarily terminate the Agreement pursuant to Section 15.1 with an effective date prior to the end of the calendar month, in which the Employee reaches the 58th year of one's life, or if the Employee should terminate the Agreement for just cause ("wichtige Gründe") pursuant to Article 337 Swiss Code of Obligations.

12.2.4
For the avoidance of doubt and provided that the Employee is still employed on the date a Change in Control (as defined in Section 16.1) in and limited to AGCO occurs, the Employee is under no obligation to pay a sum under Section 12.2.3 and shall, irrespective of Section 12.2.3, become fully vested in the amount of the accumulated account balance under the Capital Plan (with returns) as of the date a Change in Control (as defined Section 16.1) in and limited to AGCO occurs. Amounts accumulated after the date a Change in Control (as defined in Section 16.1) in and limited to AGCO occurs will vest immediately; i.e., upon payment of the contribution.

13.	Health Insurance ("KVG"), Travel Insurance

13.1
The Employee is eligible to enroll in the Employer's health insurance plan, subject to the terms and conditions thereof. The Employer will, on a monthly basis, reimburse to the Employee the health insurance premiums of the Employee and his family (limited to his spouse or partner and his children) under a Swiss health insurance scheme. The Employee acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such health insurance premiums and that the Employer shall deduct the social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such health insurance premiums from Employee's Base Salary.

13.2
In view of Section 3.3, Employer undertakes, at the Employer's expense and for the benefit of the Employee, to take out travel insurance with USD 1 million accident coverage, subject to the terms and conditions of such travel insurance policy.

13.3
Should the Employee, subject to the approval of the competent Swiss authorities (if required), choose to maintain his family’s longstanding and portable global health insurance policies with DKV Deutsche Krankenversicherung AG, the Employer will reimburse the Employee for 50% of the health insurance premiums associated with these policies as per Section 13.1. To convert the premiums in a foreign currency into Swiss Francs, the same exchange rate shall be used for an entire calendar year. For the

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year 2013, this exchange rate shall be the yearly average of the average bid interbank exchange rate for the year prior to the Commencement Date. As of 2014, the yearly average of the average bid interbank exchange rate for the preceding calendar year shall be used for conversion purposes.

14.	Holidays

14.1
In addition to the public holidays as applicable in the jurisdiction of the registered place of incorporation of the Employer, the Employee shall be entitled to 20 days of paid holidays p.a. (pro rata).

14.2
Holidays shall be taken at times agreed with the Employer. The Employee shall give sufficient notice of intention to take holidays to the Employer, of whom the written approval to the specific dates is required. At least two weeks (i.e., ten working days) of paid holidays per year of service shall be granted consecutively.

14.3	The Employer may require the Employee to take paid holidays at times designated by the Employer, provided that such paid holidays are announced at least 90 calendar days in advance.

15.	Term and Termination

15.1
This Agreement shall run for an indefinite period of time. It may, by either Party, be terminated by the end of a calendar month giving six months prior written notice, such notice being effective as per the relevant date of the expiry of the notice period.

15.2	Notwithstanding Section 15.1, the Agreement will automatically lapse at the end of the calendar month, in which the Employee reaches the 65th year of one's life.

16.	Change in Control

16.1
For the purpose of this Agreement, change in control ("Change in Control") means change in the ownership of AGCO, change in the effective control of AGCO or change in the ownership of a substantial portion of AGCO's assets, including each of the following (for the purpose of this Section 16, AGCO shall also include the Employer, except for a change of control within the AGCO group of companies):

(i)
change in the ownership of AGCO occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of AGCO that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of AGCO (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of AGCO, acquires additional stock); or

(ii)
change in the effective control of AGCO is presumed (which presumption may be rebutted by the Compensation Committee of the board of AGCO) to occur on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date

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of the most recent acquisition by such person or persons) ownership of stock of AGCO possessing thirty percent (30%) or more of the total voting power of the stock of AGCO; or

(iii)
a majority of members of the board of AGCO is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of AGCO's board prior to the date of the appointment or election of such new directors; or

(iv)
a change in the ownership of a substantial portion of AGCO's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from AGCO that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of AGCO immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of AGCO (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by AGCO; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of AGCO; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of AGCO.

16.2
During two years following a Change in Control (as defined in Section 16.1), the Employee's position (including offices, titles and reporting requirements), duties and responsibilities shall not be reduced without the prior written consent of the Employee. In addition, the Employee shall not be required to work at another principal place of work other than the principal place of work at which the Employee was based at the time of the Change in Control.

16.3
During two years following a Change in Control (as defined in Section 16.1), the Employee's compensation, including Base Salary, incentive or bonus compensation opportunity, pension and other benefits shall not be reduced nor modified

17.	Severance Payment

17.1	Severance Payment unrelated to a Change in Control

17.1.1
Subject to Section 17.3 and provided that the payment of a severance is, be it in whole or in part, permissible under any applicable law if and when due, the Employee shall be entitled to a severance payment ("Severance Payment") unrelated to a Change in Control (as defined in Section 16.1) in case the Employer, after the end of the first year of service, terminates the Agreement pursuant to Section 15.1 or in case the

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Employee terminates the Agreement for Good Reason (as defined in Section 17.3.5). The Severance Payment consists of the following elements only:

(i)	a sum in the amount of the Base Salary for one year as per Section 4.1 at the rate in effect on the last day of the employment relationship; plus

(ii)
a sum in the amount of the pro rata portion of an incentive or bonus payment, to which the Employee would have been entitled for the year of termination or a longer relevant period of time had the Employee remained employed for the entire year or the longer relevant period time, subject to the terms of the relevant incentive plans and the agreements thereunder.

17.1.2
The Parties acknowledge and agree that the Severance Payment is an extraordinary payment, which, given its nature, is no part of the Employee's salary and is not pensionable. The Employer shall deduct from the Severance Payment the social security charges and any other charges and/or taxes due under applicable law.

17.1.3
The part of the Severance Payment in the amount of the Base Salary as per Section 17.1.1(i) will become due in three equal installments. The first installment will be due with the last salary payment prior to the lapse of the notice period, the second installment three months and the third installment six months after the last salary payment was due. The part of the Severance Payment in the amount of a pro rata portion of an incentive or bonus payment as per Section 17.1.1(ii) will become due at such time as such payments are customarily made by the Employer or any Plan administrator. At the Employer's sole discretion, Employer may, but must not, make early payments of any part of the Severance Payment with the effect of full discharge. In case of late payment of any part of the Severance Payment, no interest of any kind will accrue.

17.1.4	For the avoidance of doubt, no Severance Payment will be owed under this Section 17.1

(i)	if the Employer terminates the Employment for just cause ("wichtige Gründe") pursuant to Article 337 Swiss Code of Obligations; or

(ii)	if the Employee terminates the Agreement of his own free will as per Section 15.1 without Good Reason (as defined in Section 17.3.5); or

(iii)	if the Agreement lapses because the Employee reaches the 65th year of one's life as per Section 15.2.

17.2	Severance Payment in case of Change in Control

17.2.1
Subject to Section 17.3 and provided that the payment of a severance is, be it in whole or in part, permissible under any applicable law if and when due, the Employee shall be entitled to a severance payment in case the Employer, after the end of the first year of service, terminates the Agreement pursuant to Section 15.1 within two years after a Change in Control (as defined in Section 16.1) or in case the Employee terminates the Agreement for Good Reason (as defined in Section 17.3.5) within two years after a

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Change in Control ("Change in Control-Severance Payment"). The Change in Control-Severance Payment consists of the following elements only:

(i)	a sum in the amount of two times the yearly Base Salary as per Section 4.1 at the rate in effect on the last day of the employment relationship; plus

(ii)
a sum in the amount of the pro rata portion of an incentive or bonus payment, to which the Employee would have been entitled for the year of termination or a longer relevant period of time had the Employee remained employed for the entire year or the longer relevant period time, subject to the terms of the relevant incentive plans and the agreements thereunder.

(iii)
a sum in the amount equal to the three year average of the awards received by the Employee during the prior two completed years and the current year's trend (based upon results through the month most recently complete prior to the termination, extrapolated for the complete year) multiplied by two.

Any payment due to the Employee with respect to Sections 17.2.1(ii) and 17.2.1(iii) that is calculated upon the Employer's or the Group's Plan shall be reduced by any similar amounts received by the Employee under such Plan.

17.2.2
In addition to the elements of the Change in Control-Severance Payment in Section 17.2.1, the Employer shall continue the Employee's group life insurance and group health coverage for a period of two years, subject to the same payments by the Employee that the Employee was required to make prior to termination. The Employer is entitled to modify life insurance and health benefits provided that such modifications are applicable to other similar employees of Employer. To the extent that coverage of the Employee after termination is no longer possible under the group life insurance and/or group health coverage, Employer shall pay the Employee, not less frequently than monthly, the reasonable cost that Employee must incur to obtain the same benefits or reasonably similar benefits otherwise.

17.2.3
The Parties acknowledge and agree that the Change in Control-Severance Payment is an extraordinary payment, which, given its nature, is no part of the Employee's salary and is not pensionable. The Employer shall deduct from the Change in Control-Severance Payment the social security charges and any other charges and/or taxes due under applicable law.

17.2.4
The Change in Control-Severance Payment as per Section 17.2.1 will become due with the end of the employment relationship and in all events within 30 days after the end of the employment relationship. In case of late payment of any part of the Change in Control-Severance Payment, no interest of any kind will accrue.

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	15 / 26

17.2.5	For the avoidance of doubt, no Change in Control-Severance Payment will be owed under this Section 17.2

(i)	if the Employer terminates the employment for just cause ("wichtige Gründe") pursuant to Article 337 Swiss Code of Obligations; or

(ii)	if the Employee terminates the Agreement of his own free will as per Section 15.1 without Good Reason (as defined in Section 17.3.5); or

(iii)	if the Agreement lapses because the Employee reaches the 65th year of one's life as per Section 15.2.

17.3	Restrictive Covenants applicable to Severance Payment and Change in Control-Severance Payment

17.3.1
Notwithstanding Section 17.1 and/or Section 17.2, a Severance Payment under Section 17.1 or a Change in Control-Severance Payment under Section 17.2 is only owed, if, when due pursuant to Section 17.1 or 17.2, the payment of a Severance Payment or a Change in Control-Severance Payment (or any portion thereof) is not, be it in whole or in part, prohibited by any applicable law.

17.3.2
In case a Severance Payment under Section 17.1 should become due, the Employee is under no obligation to seek employment elsewhere. However, if the Employee will start other gainful employment or will provide remunerated, self-employed services within one year after the end of the employment relationship, the Employee must promptly notify the Employer. Any such earnings of the Employee for services provided within one year after the end of the employment relationship (after social security contributions, but pre-income tax and irrespective of the issue, if and when Employee receives actual payment) entitle the Employer to reduce any outstanding portion of the Severance Payment correspondingly or, as the case may be, obligate the Employee to reimburse the Employer.

17.3.3
In case a Change in Control-Severance Payment under Section 17.2 should become due, the Employee is required to mitigate the Change in Control-Severance Payment by seeking other gainful employment or by providing remunerated, self-employed services. The Employee must promptly notify the Employer in the event other employment is obtained or remunerated self-employed services are provided. Any such earnings of the Employee for services provided within one year after the end of the employment relationship (after social security contributions, but pre-income tax and irrespective of the issue, if and when Employee receives actual payment) entitle the Employer to reduce any outstanding portion of the Severance Payment correspondingly or, as the case may be, obligate the Employee to reimburse the Employer.

17.3.4
Without limiting any of the rights of Employer under Sections 0 through 23, the Employer may cease, upon written notification to the Employee, to make any further payments and to provide any other benefits under Sections 17.1 or 17.2 in the event the Employee breaches any of Employee's obligations under Sections 0 and/or 22.

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	16 / 26

17.3.5	For the purposes of this Section 17, the Employee shall have good reason ("Good Reason") to terminate his employment hereunder upon certain circumstances, including but not limited to

(i)
a substantial reduction in the Employee's aggregate Base Salary and annual incentive compensation taken as a whole, excluding any reductions caused by the performance of the Employer and/or AGCO or the Employee, including but not limited to, the failure by the Employer and/or AGCO to achieve performance targets established from time to time by the Board of Directors of AGCO and/or under the Incentive Plan or Long Term Incentive Plan or from below budget performance by the Employer and/or AGCO; or

(ii)
the Employer's failure to make payments of the Base Salary and incentive compensation, but only upon notice of such failure given by the Employee within 90 days of the initial existence of the failure and the subsequent failure of the Employer to cure the non-payment within thirty 30 days of such notice.

18.	Death of Employee

18.1	The Agreement will lapse upon the death of the Employee.

18.2
In case the death of the Employee occurs at a point in time, when neither Party has given notice of termination pursuant to Section 15.1, the Employer shall continue to pay, to the estate using the same wire transfer details, the Base Salary at the rate in effect on the day of death for the month, in which death occurred, plus for three additional months, even if the employment would have lapsed before under Section 15.2 at an earlier time and irrespective of any social security or life insurance payments. In addition, the Employer shall pay all incentive or bonus payments accrued or accruable through the end of the month in which the death occurred pursuant to the applicable terms and conditions for such incentive or bonus payments. The Base Salary payments under this Section 18.2 will become due on the days, in which the Base Salary payments would have been due if no death had occurred. Any incentive or bonus payments will become due at such times as such payments are customarily made by the Employer.

18.3
In case the death of the Employee occurs after Employee has terminated the Agreement pursuant to the Section 15.1, the Employer shall continue to pay, to the estate using the same wire transfer details, the Base Salary at the rate in effect on the day of death for the month, in which death occurred, plus for three additional months. No incentive or bonus payments will be owed. The Base Salary payments under this Section 18.3 will become due on the days, in which the Base Salary payments would have been due if no death had occurred.

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	17 / 26

19.	Confidentiality

19.1
As used herein, "Confidential Information" shall include, but not be limited to, all technical, business and trade information of the Employer and/or any of its subsidiary, sister, and parent companies and affiliates of the Group, and of any third party (such as non-Group business partners), which is of a confidential, trade secret and/or proprietary character and which is either developed by the Employee (alone or with others) or to which the Employee has had access during his employment hereunder.

19.2
The Employee shall be prohibited at any time during the continuance of his employment hereunder or at any time thereafter to directly or indirectly disseminate, disclose, and/or use for his own purposes or for any purposes other than those of the Employer or the Group, or through any failure to exercise due care and diligence cause any unauthorized disclosure of, Confidential Information, except

(i)	as may be required by law;

(ii)	in the proper performance of the Employee's duties; or

(iii)	as authorized in writing by the Employer.

19.3
Upon termination of his employment hereunder (for whatever reason) and at any other time at the Employer's request the Employee is obligated, without retaining any copies or other record thereof, to deliver to the Employer or any person the Employer may nominate each and every document and all other material of whatever nature and in whatever form in the possession or under the control of the Employee containing or relating, directly or indirectly, to any Confidential Information.

19.4
The confidentiality undertaking set forth in this Section 0 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

20.	Intellectual Property

20.1
All intellectual property, including inventions and designs, and other proprietary work effort which the Employee either alone or in conjunction with others invents, conceives, makes or produces while employed by the Employer (whether during working hours or not) and which directly or indirectly:

(i)	relate to matters within the scope of the Employee's duties or field of responsibility; or

(ii)	are based on the Employee's knowledge of the actual or anticipated business or interests of the Employer or any of the Group companies; or

(iii)	are aided by the use of time, materials, facilities or information of the Employer or any of the Group companies and all legal rights therein shall be the sole and exclusive property of the Employer.

20.2	The Employee shall communicate promptly and confidentially in writing to those persons authorized for the purpose by the Board of Directors or other designated body

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	18 / 26

and to no other persons all such inventions, designs and work effort of a proprietary nature.

20.3
The Employer reserves the right to acquire any invention, design and proprietary work effort invented, conceived, made or produced by the Employee merely on occasion of his employment activity, but not during the performance of his contractual duties. The Employer shall inform the Employee in writing within six months upon receipt of the Employee's notice pursuant to Section 20.2 whether it wishes to acquire the rights to such invention, design, or proprietary work effort or whether such invention, design or proprietary work effort will be released to the Employee.

20.4
The Employee shall execute and perform at the expense of the Employer both during the continuance of his employment hereunder and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by the Employer for the purpose of obtaining and enforcing in such countries as the Employer may direct all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by the Employer and for vesting the same in the Employer or as the Employer may direct.

21.	Data Protection, Communication Infrastructure

21.1
With the execution of this Agreement, the Employee consents that the Employer may store, transfer, change and delete all personal data in connection with this employment relationship. In particular, the Employee consents to the transfer of personal data concerning the Employee by the Employer to an affiliated company of the Employer outside Switzerland also in case such affiliated company of the Employer should not be subject to data protection rules similar to the ones applicable in Switzerland.

21.2
The Employee is aware that this Agreement might, due to AGCO's listing at the NYSE, be filed with the U.S. Securities Exchange Commission or another competent body or bodies and expressly consents to any filing and/or disclosure of this Agreement, be it in whole or in part, as may be required by all relevant regulations, as amended from time to time, governing AGCO's listing at the NYSE.

21.3
The Employee shall comply with the Employer's policies and instructions regarding the use of the Employer's telephones and telefax, computers, e-mail system, internet services and software programs ("Communication Infrastructure"). The Employee shall at all times refrain from using the Communication Infrastructure for any excessively private or any inappropriate or illegal purpose. The Employee acknowledges and agrees that all activities on the Communication Infrastructure are automatically saved, and that the Employer has complete access to, and may, in order to verify compliance with the Employer's policies and instructions, monitor at any time the Employee's usage of the Communication Infrastructure, including but not limited to the review of all material and e-mail correspondence and the Employees' internet usage that is saved on or performed via the Communication Infrastructure.

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	19 / 26

22.	Non-Competition, Non-Solicitation

22.1
The Employee shall not, for as long as the Employee remains an employee of the Employer and during a period of two years from the taking effect of the termination of this Agreement, alone, or jointly with, or as manager of, agent for, or employee of any person or as a shareholder directly or indirectly carry on or be engaged, concerned or interested in any business competitive to the business of the Group (i.e., the designing, manufacturing, marketing, distributing and the like of agricultural equipment) in all those countries where the Group conducts business (as per Exhibit A) and, if terminated, at the time of the termination of this Agreement or 12 months prior to such termination.

22.2	The Parties acknowledge and confirm that one twelfth (1/12) of the annual Base Salary is considered remuneration for the non-competition and non-solicitation undertakings of the Employee.

22.3	The Employee shall not, for as long as he remains an employee of the Employer and during a period of two years from the taking effect of the termination of this Agreement

(i)	solicit, induce or attempt to induce any person who is an employee of the Group to leave the Group or to engage in any business that competes with the Group; or

(ii)	hire or assist in the hiring of any person who is an employee of the Group to work for any business that competes with the Group; or

(iii)	solicit, induce or attempt to induce any person or company that is a customer of the Group to discontinue or modify its customer relationship with the Group.

23.	Liquidated Damages, Remedies

23.1
For each violation of the covenants set forth in Sections 0 and/or 22, the Employee shall pay to the Employer an amount of CHF 100,000.00 (one hundred thousand Swiss Francs) as liquidated damages ("Konventionalstrafe") plus such additional damages as may be incurred by the Employer. The payment of this amount, or a multiple thereof, and of additional damages does not operate as a waiver of the obligations set forth in Sections 0 and/or 22.

23.2
In addition, the Employer is entitled to obtain a court order for specific performance, as well as adequate injunctive relief or any other judicial measure or remedy available, to immediately stop, prevent and/or prohibit any existing or future violation of the covenants as set forth in Sections 0 and/or 22.

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	20 / 26

24.	General Provisions

24.1	Unless otherwise provided for in this Agreement, notices under this Agreement shall be in writing and shall be made to the following addresses:

(i)	in case of the Employer to:
AGCO International GmbH
Victor von Bruns-Strasse 17
8212 Neuhausen am Rheinfall / Switzerland
Attention: Lucinda B. Smith

(ii)	in case of the Employee to:
Dr. Richard Robinson Smith
Leerbachstr. 12a
60322 Frankfurt am Main / Germany

24.2	Both Parties are required to inform the other Party of any address changes, in which case the new address(es) shall replace the address(es) given in Section 24.1.

24.3
This Agreement, to be executed in two original copies (one for Employer and one for Employee), its annexes, exhibits and the policies, rules, and/or regulations listed in Section 24.6 constitute the entire agreement and understanding among the Parties with respect to the employment of the Employee with the Employer, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. Any representation or statement (in whatever form) made to the Employee in connection with the Employee's employment not incorporated in this Agreement or the policies, rules, and/or regulations listed in Section 24.6 shall not be valid and have no effect.

24.4
This Agreement, including this Section 24.4, may only be modified or amended by a document signed by the Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision. No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. To be valid, all waivers must be in writing.

24.5
If any provision of this Agreement is found by any competent authority to be void, in-valid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

24.6
The following policies, rules, and/or regulations, each as amended from time to time, shall be incorporated into this Agreement by reference, and the Employee acknowledges to have received a copy of, and hereby agrees to, all such policies, rules, and/or regulations:

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	21 / 26

(a)	Current Management Incentive Plan;

(b)	Current Long Term Incentive Plan;

(c)	Expense Reimbursement Policy;

(d)	Code of Ethics / Code of Conduct;

(e)	Current Sick Pay and Accident Insurance Coverage;

(f)	Current Pension Plan; Capital Plan;

(g)	Health Insurance Plan (if applicable);

(h)	Travel Insurance Plan.

25.	Governing Law and Jurisdiction

25.1	This Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

25.2	Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the ordinary courts at the registered place of incorporation of the Employer.
[Signatures on the following page]
* * *

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	22 / 26

Duluth, GA USA, 16 April 2013	Frankfurt am Main, Germany, 18 April 2013
Place, Date	Place, Date

AGCO International GmbH

/s/ Lucinda B. Smith	/s/ Richard Robinson Smith
Lucinda B. Smith	Dr. Richard Robinson Smith

Senior Vice President,
Global Business Services
AGCO Corporation, USA
based on the attached
Power of Attorney of Employer

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	23 / 26

Exhibit A (pursuant to Section 22.1)

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
AF	AFGHANISTAN	Y
AL	ALBANIA	Y
DZ	ALGERIA	Y
AO	ANGOLA	Y
AG	ANTIGUA AND BARBUDA	Y
AR	ARGENTINA	Y
AU	AUSTRALIA	Y
AT	AUSTRIA	Y
AY	AZORES	Y
BH	BAHRAIN	Y
BD	BANGLADESH	Y
BB	BARBADOS, WEST INDIES	Y
BE	BELGIUM	Y
BJ	BENIN	Y
BO	BOLIVIA	Y
BA	BOSNIA	Y
BR	BRAZIL	Y
BG	BULGARIA	Y
BI	BURUNDI	Y
CM	CAMEROON	Y
CA	CANADA	Y
CF	CENTRAL AFRICAN REPUBLIC	Y
CL	CHILE	Y
CN	CHINA	Y
CO	COLOMBIA	Y
CG	CONGO	Y
CD	CONGO, DEM REP	Y
CR	COSTA RICA	Y
HR	CROATIA	Y
CY	CYPRUS	Y
CZ	CZECH REPUBLIC	Y
DK	DENMARK	Y
DJ	DJIBOUTI	Y
EC	ECUADOR	Y
EG	EGYPT	Y
SV	EL SALVADOR	Y
EE	ESTONIA	Y
ET	ETHIOPIA	Y
FJ	FIJI	Y

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	24 / 26

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
FI	FINLAND	Y
FR	FRANCE	Y
GF	FRENCH GUIANA	Y
PF	FRENCH POLYNESIA	Y
GA	GABON	Y
GM	GAMBIA	Y
GE	GEORGIA	Y
DE	GERMANY	Y
GH	GHANA	Y
GR	GREECE	Y
GP	GUADELOUPE	Y
GT	GUATEMALA	Y
GY	GUYANA	Y
HAT	HAITI	Y
HN	HONDURAS	Y
HK	HONG KONG	Y
HU	HUNGARY	Y
IR	I.R.O. IRAN	Y
IS	ICELAND	Y
IN	INDIA	Y
ID	INDONESIA	Y
IQ	IRAQ	Y
IE	IRELAND	Y
IL	ISRAEL	Y
IT	ITALY	Y
CI	IVORY COAST	Y
JM	JAMAICA, WEST INDIES	Y
JP	JAPAN	Y
JO	JORDAN	Y
KZ	KAZAKHSTAN	Y
KE	KENYA	Y
KW	KUWAIT	Y
LV	LATVIA	Y
LB	LEBANON	Y
LY	LIBYA	Y
LT	LITHUANIA	Y
LU	LUXEMBOURG	Y
MK	MACEDONIA	Y
MG	MADAGASCAR	Y
MW	MALAWI	Y
MY	MALAYSIA	Y
ML	MALI	Y

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	25 / 26

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
MQ	MARTINIQUE	Y
MU	MAURITIUS	Y
MX	MEXICO	Y
MA	MOROCCO	Y
MZ	MOZAMBIQUE	Y
MM	MYANMAR	Y
NP	NEPAL	Y
NL	NETHERLANDS	Y
NC	NEW CALEDONIA	Y
NZ	NEW ZEALAND	Y
NG	NIGERIA	Y
NO	NORWAY	Y
OM	OMAN	Y
PK	PAKISTAN	Y
PS	PALESTINE	Y
PG	PAPUA NEW GUINEA	Y
PE	PERU	Y
PH	PHILIPPINES	Y
PL	POLAND	Y
PT	PORTUGAL	Y
PR	PUERTO RICO	Y
QA	QATAR	Y
PA	REP. OF PANAMA	Y
ZM	REP. OF ZAMBIA	Y
RO	ROMANIA	Y
RU	RUSSIA	Y
RW	RWANDA	Y
WS	SAMOA	Y
SA	SAUDI ARABIA	Y
SN	SENEGAL	Y
CS	SERBIA AND MONTENEGRO	Y
SC	SEYCHELLES	Y
SG	SINGAPORE	Y
SK	SLOVAKIA	Y
SI	SLOVENIA	Y
SB	SOLOMON ISLANDS	Y
ZA	SOUTH AFRICA	Y
KR	SOUTH KOREA	Y
ES	SPAIN	Y
LK	SRI LANKA	Y
SD	SUDAN	Y
SR	SURINAME	Y
SE	SWEDEN	Y

Employment Agreement AGCO International GmbH / Dr. Richard Robinson Smith	26 / 26

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
CH	SWITZERLAND	Y
SY	SYRIA	Y
TW	TAIWAN	Y
TZ	TANZANIA	Y
TH	THAILAND	Y
CD	THE DEM. REP. OF THE CONGO	Y
TG	TOGO	Y
TO	TONGA	Y
TT	TRINIDAD AND TOBAGO	Y
TN	TUNISIA	Y
TR	TURKEY	Y
UG	UGANDA	Y
UA	UKRAINE	Y
AE	UNITED ARAB EMIRATES	Y
GB	UNITED KINGDOM	Y
US	UNITED STATES	Y
UY	URUGUAY	Y
VN	VIETNAM	Y
ZW	ZIMBABWE	Y